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                                                                   Exhibit 10.20

MATRIXONE



December 5, 1997

Mr. Stephen P. Dunn
10 Starr Avenue West
Andover, MA 01810

Dear Steve:

     I am very pleased to extend an offer to you for the position of Vice President of Alliances reporting to me.

     Your starting base salary will be $10,416.67 per month, which is equivalent to $125,000 per year. You will be eligible to participate in a calendar year bonus plan valued at $35,000. This bonus plan will be structured around your ability to meet quarterly objectives. The bonus will be paid out in quarterly ($6,250) and annual installments ($10,000). Mutually agreeable objectives will be set for you shortly after you commence employment with MatrixOne, Inc.

     Upon approval of the Board of Directors, you will also be eligible to receive a stock option in the amount of 45,000 shares. The next board meeting is scheduled for early January, I do not foresee any issue surrounding approval of your option. After approval of the board, this option will begin vesting upon your date of hire. In the event of a change of control of MatrixOne, these options will immediately become 100% vested.

     Enclosed is a brief overview of some of the comprehensive benefits that are offered at MatrixOne, Inc. In addition to the benefits outlined here, you will become a participant in the executive benefit program entitled Section 105. This program will reimburse you for any expenses that would normally not be covered at 100% under regular plan limits (i.e. orthodontia, co-payments, etc.).

     As a condition of employment, you will be required to sign MatrixOne's Employee Secrecy, Invention and Non-Competition Agreement. You must also represent to the Company that your employment by the Company by shall not cause you to use, distribute, or in any other way disclose any confidential or proprietary information or material from your former employer or any third party. In addition, you are obligated not discuss the terms and conditions of this offer with anyone other than myself or a representative from the Human Resources Department.

     You will also be required to provide documentation to verify your employment eligibility in the United States. Enclosed please find a list of acceptable documents you will need to have with you on your first day of employment.
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     I am very excited about the future of MatrixOne, Inc. and look forward to you joining our team. This offer is contingent upon an acceptance in writing by Monday, December 8, 1997.

Sincerely,


/s/ Mark F. O'Connell
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Mark F. O'Connell
President & CEO

Enclosure

Offer accepted by:  /s/ Stephen P. Dunn                12/11/97
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                    Signature                 Date     Start Date